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(AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.                     EXHIBIT 5
  LETTERHEAD APPEARS HERE)

                                                                  July 20, 2000

American Axle & Manufacturing Holdings, Inc.
1840 Holbrook Avenue
Detroit, Michigan  48212

Ladies and Gentlemen:

         I am Vice President and Secretary of American Axle & Manufacturing Holdings, Inc. a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to shares of the common stock, par value $.01 per share, of the Company (the "Shares"), in connection with the American Axle & Manufacturing of Michigan, Inc. Amended and Restated Management Stock Option Plan dated as of November 15, 1997, as amended; American Axle & Manufacturing of Michigan, Inc. Replacement Plan, dated as of October 29, 1997, as amended; American Axle & Manufacturing of Michigan, Inc. Nonqualified Stock Option Agreement dated as of October 29, 1997; and the 1999 American Axle & Manufacturing of Michigan. Inc. Stock Incentive Plan dated as of January 8, 1999 (the "Plans").

         I have examined copies of the Plans, the Registration Statement (including the exhibits thereto) and the related Prospectus (the "Prospectus"). In addition, I have examined, and have relied as to matters of fact upon, the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, I have relied upon certificates of public officials and representations of officers and representatives of the Company.

         In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of such latter documents.

         I am of the opinion that when appropriate action has been taken by the Board of Directors of the Company and when such Shares have been awarded to participants in the Plan ("Participants"), or issued upon exercise of options granted to Participants, in each case in accordance with the provisions of the Plan, any Shares to be so awarded or issued to such Participants will be validly issued, fully paid and nonassessable.

         I am a member of the Bar of the State of Michigan and do not express any opinion herein concerning any law other than the law of the State of Michigan.

         I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ Patrick S. Lancaster
                                      Patrick S. Lancaster
                                      Vice President and Secretary